www.TractorSupply.com

TRACTOR SUPPLY COMPANY APPOINTS JOY BROWN TO ITS
BOARD OF DIRECTORS

Brentwood, TN, January 14, 2021 - Tractor Supply Company (NASDAQ: TSCO), the largest rural lifestyle retail chain in the United States, today announced that Joy Brown has been appointed to the Company’s Board of Directors, effective immediately. Ms. Brown currently serves as Chief Data Officer at Verizon Media.

“Tractor Supply is pleased to welcome Joy to our Board of Directors. We look forward to benefiting from her expertise, insights and experience transforming how businesses embrace data and change through innovative digital technology and customer-centered advanced analytics. Her successful track record will serve us well as we continue to invest in capabilities that create shareholder value and drive sustainable long-term growth,” said Cynthia Jamison, Tractor Supply Company’s Chairman of the Board.

“As Tractor Supply executes on its Life Out Here strategy plan, it is an exciting time to join the Company. I look forward to helping Tractor Supply continue to innovate for its customers and bringing my experience in technology, AI and analytics to the Board,” said Joy Brown.

About Joy Brown
Joy Brown brings over 20 years of experience leading large-scale technology organizations across multiple industries. Ms. Brown currently serves as Chief Data Officer for Verizon Media Group, a position she has held since September 2020, where she leads the Company’s data analytics, platforms and research with a focus on driving growth, governance and leveraging leading-edge technologies.

Prior to her current role, Ms. Brown was the Vice President of Card Technology for Capital One. Before joining Capital One in February 2019, she spent three years at UnitedHealth Group’s technology and service division, OptumInsight, where she was Vice President of Analytic Technology. She served in various executive leadership positions with Vanguard from February 2007 to October 2015, most recently as the leader of Mobile and Web Digital Technology. Ms. Brown started her career with GE where she held a range of technology and operating roles over nearly seven years.

Ms. Brown graduated from the Virginia Commonwealth University with a Bachelor of Science degree in business information systems and information engineering. She earned an MBA from Saint Joseph’s University.

About Tractor Supply Company
Tractor Supply Company (NASDAQ: TSCO), the largest rural lifestyle retailer in the United States, has been passionate about serving its unique niche, as a one-stop shop for recreational farmers, ranchers and all those who enjoy living the rural lifestyle, for more than 80 years.  Tractor Supply offers an extensive mix of products necessary to care for home, land, pets and animals with a focus on product localization, exclusive brands and legendary customer service that addresses the needs of the Out Here lifestyle.  With more than 40,000 Team Members, the Company leverages its physical store assets with digital capabilities to offer customers the convenience of purchasing products they need anytime, anywhere and any way they choose at the everyday low prices they deserve.  At September 26, 2020, the Company operated 1,904 Tractor Supply stores in 49 states and an e-commerce website at www.TractorSupply.com.

Tractor Supply Company also owns and operates Petsense, a small-box pet specialty supply retailer focused on meeting the needs of pet owners, primarily in small and mid-size communities, and offering a variety of pet products and services.  At September 26, 2020, the Company operated 183 Petsense stores in 25 states.  For more information on Petsense, visit www.Petsense.com.